As filed with the Securities and Exchange Commission on April 30, 2003
                                                           Registration No. 333-
     -----------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
 (Includes Registration of Shares for resale by means of a Form S-3 Prospectus)
                      -------------------------------------
                                AUTOCARBON, INC.
             (Exact name of registrant as specified in its charter)

              Delaware 33-0976805 (State or other jurisdiction (IRS
                          Employer Identification No.)
                        of incorporation or organization)

                               136-M Tenth Street
                            Ramona, California 92065

               (Address of principal executive offices) (Zip Code)
                  ---------------------------------------------
              2003 STOCK INCENTIVE PLAN AND COMPENSATION AGREEMENTS
                  ---------------------------------------------
                              (Full title of plan)

                             James Miller, President
                               136-M Tenth Street
                            Ramona, California 92065

                     (Name and address of agent for service)
                                 (619) 303-7356
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
     -----------------------------------------------------------------------

                                            Proposed          Proposed
         Title of                           Maximum           Maximum
         Securities        Amount           Offering          Aggregate         Amount of
         to be             to be            Price             Offering          Registration
         Registered        Registered       Per Share(1)      Price(1)          Fee
         ----------        -----------      ------------      ----------        -----------
         Common Stock      1,480,000        $1.10             $1,628,000        $131.71

----------------------------------------------------------------------------------------------

(1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the Over-the-Counter Bulletin Board on April 28, 2003.

                                EXPLANATORY NOTE

         The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of common stock which have been issued upon the grants of common stock to employees, non-employee directors and consultants of Autocarbon, Inc.

Prospectus

                                AUTOCARBON, INC.

                        1,480,000 SHARES OF COMMON STOCK


                             issued pursuant to the

              2003 STOCK INCENTIVE PLAN AND COMPENSATION AGREEMENTS


            This prospectus relates to the sale of up to 1,000,000 shares of common stock of Autocarbon, Inc. offered by certain holders of our securities acquired upon the exercise of options issued to such persons pursuant to our 2003 Stock Incentive Plan. In addition, this prospectus relates to sale of up to 60,000 shares of common stock, and 420,000 shares of common stock that may be acquired upon the exercise of options, issued to various consultants. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders. Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

         Our common stock trades on the Over-The-Counter Bulletin Board under the symbol "ATCB." On April 28, 2003, the closing sale price of the common stock was $1.10 per share. The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is April 30, 2003.

                                TABLE OF CONTENTS

                                                                                                 Page

Prospectus Summary                                                                               5
Risk Factors                                                                                     6
Selling Stockholders                                                                             10
Plan of Distribution                                                                             12
Interests of Named Experts and Counsel                                                           13
Incorporation of Certain Documents by Reference                                                  13
Disclosure of Commission Position on Indemnification For Securities Act Liabilities              13
Available Information                                                                            14


                               Prospectus Summary
General Overview


         Autocarbon, Inc. (the "Company" or "Autocarbon") has historically been engaged in the manufacturing, sale and marketing of carbon fiber products. The Company has recently acquired certain intellectual property rights for composite production as well as worldwide exclusive licenses for the production of automotive, marine and aeronautical products made from renewable, environmentally safe and recyclable vegetable and fish oil based plastics. These plastic products (known as Polyols) are synergistic to advanced composites development. The Company's focus has historically been on the auto industry and the many different types of components consisting of wheels and other body parts that are used in the production of automobiles. The Company believes that this acquisition, which will give the Company the ability to manufacture its own products, will allow the Company to facilitate its own growth without having to be dependent on third party manufacturers. The Company intends to manufacture automotive products similar to those that the Company previously marketed and distributed, as well as a wide range of products that are innovative, sustainable and environmentally "green".

       The Company's principal offices are located at 136-M Tenth Street, Ramona, California 92065, and its phone number is (619) 303-7356. Autocarbon was formed under the laws of the state of Delaware.


This Offering


Shares of common stock outstanding prior to this offering....................... 9,704,160

Shares offered in this prospectus............................................... 1,480,000

Total shares outstanding after this offering....................................11,184,724

Use of proceeds.................             We will not receive any  proceeds  from the
                                             sale of the shares of common  stock offered in
                                             this prospectus.

         Risk Factors

         Investment in our common stock involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus. The risks and uncertainties described below are not the only ones. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline.

         Except for historical information, the information contained in our SEC prospectuses are "forward-looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus.

We Have A Limited Operating History With Which To Judge Our Performance.

         We have only been engaged in our current and proposed business operations since June 2001. Accordingly, we have a limited operating history. We may encounter risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. We cannot assure stockholders that our business strategy will be successful or that we will successfully address these risks. Our failure to do so could materially adversely affect our business, financial condition and operating results.

We Have A History Of Losses And We Anticipate Future Losses And Negative Cash Flow.

         We incurred net losses from operations of $953,087 from the date of our inception through December 31, 2002. Further, for the nine months ended December 31, 2002, we incurred a net loss of $81,336. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. In addition, we may require additional funds to implement, sustain and expand our manufacturing, sales and marketing activities, research and development, and our strategic alliances, particularly if a well-financed competitor emerges or if there is a rapid technological shift in our industry. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.

We Need Additional Financing.

         We have insufficient capital resources to fully develop and implement our business plan and need to raise additional capital. There is no assurance that additional capital will be available or based on acceptable terms. If additional capital is unavailable, we may be forced to limit our business operations accordingly. This likely will adversely and materially effect our business operations.

The Failure To Manage Our Growth In Operations And Hire Additional Qualified Employees Could Have A Material Adverse Effect On Us.

         The expected growth of our operations will place a significant strain on our current management resources. To manage this expected growth, we will need to improve our:

o        operations and financial systems;
o        procedures and controls; and
o        training and management of our employees.

         Competition for personnel is intense, and we cannot assure stockholders that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. Our failure to attract and retain the necessary personnel or to effectively manage our employee and operations growth could result in additional losses and lower revenue.

We Need To Expand Our Sales And Support Organizations To Increase Market Acceptance Of Our Products.

         Competition for qualified sales personnel is intense. In addition, we currently have a small customer service and support organization and will need to increase our staff to support new customers and the expanding needs of existing customers. The employment market for sales personnel, and customer service and support personnel in this industry is very competitive, and we may not be able to hire the kind and number of sales personnel, customer service and support personnel we are targeting. Our inability to hire qualified sales, customer service and support personnel may materially adversely affect our business, operating results and financial condition.

We Depend Upon Key Personnel And Need Additional Personnel.

         Our success depends on the continuing services of our management team. The loss of any of which could have a material and adverse effect on our business operations.

         Additionally, the success of the Company's operations will largely depend upon its ability to successfully attract and maintain competent and qualified key management personnel. As with any startup company, there can be no guaranty that the Company will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for the Company. Our inability to attract and retain key personnel may materially and adversely affect our business operations.

We Have Tangible Net Worth Deficit And A Going-Concern Qualification In Our Certifying Accountant's Financial Statement Report, Either Or Both Of Which May Make Capital Raising More Difficult And May Require Us To Scale Back Or Cease Operations.

         We have a net worth deficit as of our latest balance sheet date. This deficit indicates that we will be unable to meet our future obligations unless additional funding sources are obtained. To date we have successfully funded the Company by attracting additional equity and debt investments. However, if in the future we are unsuccessful in attracting new sources of funding then we will be unable to continue in business. In addition, the report of our auditors includes a going concern qualification which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. We believe that our ongoing efforts will continue to successfully fund operations until positive cash flow is attained. However, there is no guarantee that our efforts will be able to attract additional necessary equity and/or debt investors. If we are unable to obtain this additional funding, we may not be able to continue operations.

We May Not be Able to Obtain Sufficient Capital to Fund our Operations and, as a Result, We May Cut Back or Discontinue Operations or Limit our Business Strategies.

         While we will need significant additional capital in the near future, we may be unable to obtain funding for our operations on favorable terms, or at all. If adequate funds are not available, we may be required to cut back or discontinue our product introductions, or our sales, marketing or distribution plans, or to reduce our operating expenses, or attempt to obtain funds through strategic alliances that may require us to relinquish rights to one or more of our technologies or products.

We Depend Upon Our Third Party Suppliers.

         We will rely on third party suppliers to supply the raw materials that we will utilize in our manufacturing processes. We cannot assure our ability to obtain adequate supplies of raw materials to manufacture our products. Our inability to obtain adequate supplies of product may materially and adversely affect our business operations.

If We Are Found Liable In A Product Liability Lawsuit Arising From The Use Of Our Products, Our Business And Financial Condition May Be Harmed.

         We may face potential risk of product liability claims because our products are used in activities where injury may occur from their use, such as for automobile parts. The products that we plan to manufacture and distribute have not been tested or passed upon by any government agency. Although we will seek to have product liability insurance coverage when we have completed products for sale and prior to the delivery of these products, we cannot be certain that this insurance will adequately cover all product liability claims or that we will be able to maintain this insurance at a reasonable cost and on reasonable terms. If we are found liable for damages with respect to a product liability claim and our insurance coverage is inadequate to satisfy the claim, then our business, operating results and financial condition could be materially and adversely affected.

Due To the Fact That We Operate On An International Basis, We May Be
Subject To Various Trade Regulations and Agreements As Well As Taxes, Which May Have A Negative Impact On Net Income.

         Because the Company expects to sell products on an international basis, it will be subject to various trade regulations and agreements as well as taxes from each of the countries where it sells its products, which may have a negative impact on its net income.

         Furthermore, since we will be selling products that are manufactured in the United Kingdom, there will be custom duties and trade agreements on the import of certain products and materials into the United States and other countries where the products could be distributed and exported. This is true regardless if the products are shipped directly to the customer or held in inventory by us. This could adversely affect the cost of our products as compared to the products being produced in the United States or the country of import if a competitor was resident in that country. Trade agreements could also impose quotas as to how much product could be imported to the United States or other counties. These same types of custom duties and trade arrangements are also imposed on other countries if product is shipped directly from the United Kingdom or the United States. In fact, if product had to be held in the United States and then exported out of the country we could be in a position of paying several duties on the product before being delivered to our customer.

         Additionally, many countries have regulations (some modified by treaty) on withholding of taxes at the source of payments. This could adversely affect us in so far as the funds that were to be remitted to us might be reduced by the withholding of taxes and the only way we have to recoup such withholding taxes is to take a credit on our United States tax return, assuming we have income. In a start-up organization that has operating losses as well as tax losses this might not be possible to recoup

Currency or commodity price fluctuations.

         We are exposed to a variety of market and asset risks, including the effects of changes in foreign currency exchange rates, interest rates, and specific asset risks. We monitor and manage these exposures as an integral part of our overall risk management program, which recognizes the unpredictability of markets and seeks to reduce the potentially adverse effects on our results. Nevertheless, changes in currency exchange rates and interest rates can have substantial adverse effects on our business.

We Are Dependent Upon The Market Acceptance Of Our Technology.

         The products that we are proposing to manufacture and sell are based upon technology developed and acquired by us, particularly the intellectual property rights for composite production as well as for products made from renewable, environmentally safe and recyclable vegetable and fish oil based plastics. There can be no assurance that this technology will gain broad market acceptance. Systems integrators, manufacturing partners and other customers may not adopt our products unless they determine, based on experience, testing and other factors, that our products are superior alternatives to other available products. To date, our products have only been demonstrated in and utilized by a limited number of applications. An inability to sell commercial quantities of composite and polyols products would have a material adverse effect on our business, financial condition and results of operations. Furthermore, shifts in market acceptance of our products' performance, cost effectiveness, or our sales methods could materially adversely affect our business, operating results and financial condition.

Our Products Must Comply With Evolving Industry Standards And Government Regulations, Which Could Result In Product Delays Or Unanticipated Expenses.

         In the United States and internationally, our products must comply with various regulations and standards applicable to the automotive, marine and aeronautical industries.. Failure to comply with existing or evolving industry standards or to obtain timely domestic or foreign regulatory approvals or certificates could materially adversely affect our business, operating results and financial condition.

Competition from various types of companies may attempt to enter our industry which would reduce our market share and our revenues.

         We are not aware of any other company that has produced or marketed composite or polyol products for the automotive, marine and aeronautical industries. Accordingly, we do not believe that we face any direct competition with respect to the marketing of our products.

         Notwithstanding the foregoing, we face the threat that large and established companies in the automotive, marine and aeronautical industries may enter the market at any time. In particular, if we are able to successfully penetrate the market, larger companies may see an opportunity for themselves. These companies may consist of substantially larger companies with greater financial, technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than we do. We also may compete with smaller, emerging companies. These companies may have larger, more established customer bases and other competitive advantages. We believe that competitors will be attracted to what we consider to be a niche market. Competition from existing or new competitors could substantially reduce our revenues.

The Lack of a Mature Trading Market for our Common Stock May Cause our Stock Price to Decline Significantly and Limit the Liquidity of our Common Stock.

         We do not meet the listing requirements for the listing or quotation of our common stock on any national or regional securities exchange or on Nasdaq. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. As a result, accurate current quotations as to the value of our common stock are unavailable making it more difficult for investors to dispose of our common stock. The lack of current quotations and liquidity can cause our stock price to decline or to trade lower than the prices that might prevail if our securities were listed or quoted on an exchange or on Nasdaq.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in our Securities is Limited, Which Makes Transactions in our Stock Cumbersome and May Reduce the Value of an Investment in our Stock.

         Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

We Have Paid No Dividends On Our Common Stock.

         We have paid no cash dividends on our Common Stock in the past and do not intend to pay any dividends on our Common Stock in the foreseeable future. Our Board of Directors is empowered to declare dividends, if any, to holders of the common stock, based on our earnings, capital requirements, financial condition, and other relevant factors. We anticipate that we will reinvest profits from our operations, if any, into our business. We cannot assure you that we will ever pay dividends to holders of our common stock.

Our Current Board of Directors and Executive Officers Own Approximately 28% of Our Outstanding Shares of Common Stock. As A Result of Their Ownership, Our Current Board of Directors and Executive Officers Will Continue To Influence the Control of the Company.

         Our Board of Directors and management currently beneficially own and have voting power of approximately 28% of the total outstanding shares of common stock. Although no voting arrangements currently exist between such management and our directors, they will be in a position to influence the election of our directors and influence the affairs of our company. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

                              Selling Stockholders

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the options.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                     Shares Beneficially Owned                                  Shares Beneficially Owned
                                -----------------------------------                    -------------------------------------------
                                       Prior to the Offering                                        After the Offering
             Name                     Number            Percent           Total             Number                Percent
                                                                      Shares Offered
Rennell Trading(1)                         330,000            3.40%            80,000           250,000            2.58%
Robert Miller(2)                           310,000            3.19%            60,000           250,000            2.58%
Teo Montoya(3)                             350,000            3.60%            50,000           270,000            2.78%
James Millichap-Merrick(4)                 334,938            3.45%            45,000           289,938            2.99%
Ronald Murphy(4)                           295,000            3.04%            45,000           250,000            2.58%
Sebastian Riedl(4)                         295,000            3.04%            45,000           250,000            2.58%
Dennis Potter(5)                           135,975            1.39%            20,000           115,975            1.20%
Sir Jack Brabham(6)                         85,000                *            10,000            75,000              *
Ian Burns(6)                                10,000                *            10,000                 0              -
Barry Bridge(6)                             10,000                *            10,000                 0              -
James Beotcher(6)                           10,000                *            10,000                 0              -
Graham Butler(6)                            10,000                *            10,000                 0              -
Alison Butler(6)                            10,000                *            10,000                 0              -
Hal Evans(6)                                10,000                *            10,000                 0              -
Peter Moseley(6)                            10,000                *            10,000                 0              -
Julia Trow(6)                               10,000                *            10,000                 0              -
Barry & Carol Grant(6)                      10,000                *            10,000                 0              -
Terry Keller(6)                             10,000                *            10,000                 0              -
Simon Farrell(7)                             5,000                *             5,000                 0              -
Peter Ayres(7)                               5,000                *             5,000                 0              -
George L. Riggs                             25,000                *            25,000                 0              -
         * Less than one percent.
------------------------------------------------------------------------------------------------------------------------------------
(1)      Such shareholder's ownership includes options to purchase 80,000 shares of common stock of the Company.
(2)      Such shareholder's ownership includes options to purchase 60,000 shares of common stock of the Company.
(3)      Such shareholder's ownership includes options to purchase 50,000 shares of common stock of the Company.
(4)      Such shareholder's ownership includes options to purchase 45,000 shares of common stock of the Company.
(5)      Such shareholder's ownership includes options to purchase 20,000 shares of common stock of the Company.
(6)      Such shareholder's ownership includes options to purchase 10,000 shares of common stock of the Company.
(7)      Such shareholder's ownership includes options to purchase 5,000 shares of common stock of the Company.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

                              Plan of Distribution

         Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the Over-The-Counter Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the Over-The-Counter Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                     Interests of Named Experts and Counsel

         The balance sheet and financial statements of Autocarbon, Inc. ended March 31, 2002 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Aaron Stein, CPA, independent certified public accountants, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 1065 Avenue of the Americas, 21st Floor, New York, NY 10018. Members of such firm will receive 30,000 shares of common stock, in connection with legal services rendered. Such shares are being registered hereunder.

                      Information Incorporated by Reference

         The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

o Reference is made to the Registrant's annual report on Form 10-KSB, as filed with the SEC on August 9, 2002, which is hereby incorporated by reference.

o Reference is made to the Registrant's quarterly report for the quarter ended December 31, 2002 on Form 10-QSB, as filed with the SEC on February 19, 2003, which is hereby incorporated by reference.

o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on January 17, 2003, as amended April 18, 2003, which is hereby incorporated by reference.

         We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to James Miller, President, Autocarbon, Inc., 136-M Tenth Street, Ramona, California 92065.

         Disclosure Of Commission Position On Indemnification For Securities Act Liabilities

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

         Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

                     Additional Information Available to You

         This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the SEC:
Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on The Over-The-Counter Bulletin Board. Reports, proxy and information statements and other information concerning us may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

         No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.



                            ------------------------

                        1,480,000 SHARES OF COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                                 ---------------

                                 April 30, 2003

                                     PART I

Item 1.  Plan Information.

         The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant's 2003 Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and the 2003 Stock Incentive Plan Annual Information.

         Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the 2003 Stock Incentive Plan are available without charge by contacting:

                             James Miller, President
                                Autocarbon, Inc.
                               136-M Tenth Street
                            Ramona, California 92065
                                 (619) 895-5089

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

o Reference is made to the Registrant's annual report on Form 10-KSB, as filed with the SEC on August 9, 2002, which is hereby incorporated by reference.

o Reference is made to the Registrant's quarterly report for the quarter ended December 31, 2002 on Form 10-QSB, as filed with the SEC on February 19, 2003, which is hereby incorporated by reference.

o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on January 17, 2003, as amended April 18, 2003, which is hereby incorporated by reference.


Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         The balance sheet and financial statements of Autocarbon, Inc. ended March 31, 2002 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Aaron Stein, CPA, independent certified public accountants, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference, LLP, 1065 Avenue of the Americas, 21st Floor, New York, NY 10018. Members of such firm have received shares of common stock, for services rendered, which are registered hereunder.

Item 6.  Indemnification of Directors and Officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

         Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

         In April 2003, the Registrant issued an aggregate of 25,000 shares of common stock to one individual and options to purchase an aggregate of 420,000 shares of common stock to 20 individuals in private placement transactions. The shares were issued in reliance on Section 4(2) of the Securities Act.


Item 8.  Exhibits.

         EXHIBIT
         NUMBER   EXHIBIT

         4.1               2003 Stock Incentive Plan.

         4.2               Compensation Agreement entered into with Jack Brabham

         4.3               Compensation Agreement entered into with Ian Burns

         4.4               Compensation Agreement entered into with Barry Bridge

         4.5               Compensation Agreement entered into with James Boetcher

         4.6               Compensation Agreement entered into with Graham Butler

         4.7               Compensation Agreement entered into with Alison Butler

         4.8               Compensation Agreement entered into with Hal Evans

         4.9               Compensation Agreement entered into with James Merrick

         4.10              Compensation Agreement entered into with Teo Montoya

         4.11              Compensation Agreement entered into with Peter Moseley

         4.12              Compensation Agreement entered into with Robert Miller

         4.13              Compensation Agreement entered into with Ronald Murphy

         4.14              Compensation Agreement entered into with Dennis Potter

                                       16

         4.15              Compensation Agreement entered into with Sebastian Reidl

         4.16              Compensation Agreement entered into with Julia Trow

         4.17              Compensation Agreement entered into with Barry and Carol Grant

         4.18              Compensation Agreement entered into with Terry Keller

         4.19              Compensation Agreement entered into with Simon Farrell

         4.20              Compensation Agreement entered into with Peter Ayres

         4.21              Compensation Agreement entered into with Rennell Trading

         4.22              Compensation Agreement entered into with George Riggs and Riggs & Associates LLC

         4.23              Compensation Agreement entered into with Sichenzia Ross Friedman Ference LLP

         4.24              Compensation Agreement entered into with Noelle Tutunjian

         5.1               Opinion of Sichenzia Ross Friedman Ference LLP

        23.1               Consent of Aaron Stein, CPA

        23.2               Consent of Sichenzia Ross Friedman & Ference LLP is contained in Exhibit 5.1.

        24.1               Power of Attorney (included in the Signature Page).



Item 9.  Undertakings.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramona, State of California on April 29, 2003.


                                                     AUTOCARBON, INC.


                                                     By:/s/ JAMES MILLER
                                                     James Miller
                                                     President, Director

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities stated, on April 29, 2003.

                                                     By:/s/ JAMES MILLER
                                                     James Miller
                                                     President, Director

                                                     By:/s/ TERRY HUNT
                                                     Terry Hunt
                                                     Director

                                                     By:/s/ KIMBERLY TATE
                                                     Kimberly Tate
                                                     CFO, Director

                                                     By: /s/SETH SCALLY
                                                     Seth Scally
                                                     Director